Exhibit 1.2

THIS VERSION IS AN UNOFFICIAL TRANSLATION OF THE ARTICLES OF ASSOCIATION
THE HEBREW LANGUAGE FOR CONVENIENCE PURPOSES ONLY. THE BINDING VERSION
OF THIS ARTICLES OF ASSOCIATION IS IN THE HEBREW LANGUAGE.

Articles of Association

Of

Optibase Ltd.

(the “Company”)

First Chapter – General

1.	Introduction

Each one of the words specified hereafter shall have the meaning in these Articles of Association that appears next to it:

Law-	The provisions of any law which applies in the State of Israel.

Administrative Proceeding-
A proceeding under Chapters H’3 (Imposition of a Monetary Sanction by the Securities Authority), H’4 (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee) or I’1 (Arrangement to Refrain from Instituting Proceedings or Terminating Proceedings, subject to conditions) of the Securities Law, 5729 -1969, as amended from time to time.

The Companies Law-	The Companies Law, 5759 – 1999.

The Securities Law-	The Securities Law, 5728 – 1968.

Business Day-	Sundays – Thursdays in the week, except for Jewish Holidays, eves of holidays and official statutory holidays in the State of Israel.

Writing-
Print and any other form of the printing of words including documents which have been transferred in writing by facsimile, by telegram, telex, electronic mail, computer or by any other communication media, which produces or makes possible the production of a copy and/or printed extract of the document.

Securities-	Shares, bonds, capital notes, securities convertible into shares and rights of each of the aforesaid, that the Company issued.

Incompetent-	A person who was declared as incompetent in accordance with the Law of Legal Competence and Guardianship, 5722-1962.

Simple Majority-	A majority of more than half of the votes of the shareholders entitled to vote and who voted themselves or by proxy, except for those who abstained.

Articles of Association-	The Articles of Association of the Company as worded here or as lawfully amended from time to time, whether expressly or according to any law.

The Companies Regulations-	Regulations that were enacted by virtue of the Companies Law and/or by virtue of the Companies Ordinance.

Securities Regulations-	Regulations that were enacted by virtue of the Securities Law

In these Articles of Association, the reference to any organ or officer is to those of the Company.

The provisions of sections 3-10 of the Interpretation Law 5741- 1981, shall apply, mutatis mutandis also on the interpretation of these Articles of Association, provided there is no other provision with respect to this matter and if there is nothing in this matter or in its context that does not fit the application of this law.

Except for the aforesaid in this section, each word and expression in these Articles of Association shall have the meaning known for them in the Companies Law, and if no meaning is known for them in the Companies Law then their meaning shall be the meaning known for them in the Companies Regulations, and if they do not have any meaning as mentioned above, then their meaning shall be the meaning known for them in the Securities Law, and if they do not have any meaning as mentioned above, then their meaning shall be the meaning known for them the Securities Regulations, and if they don’t have any meaning as mentioned above, then their meaning shall be the meaning known for them any other law, provided nothing in the meaning given to them as mentioned above contradicts the context in which the word or expression appears as mentioned above or the objective of the relevant provision in these Articles of Association.

In the event these Articles of Association refer to a provision of the law, and this provision has been amended or canceled, this provision shall be considered valid as if it was a part of these Articles, unless as a result of the said amendment or cancellation this provision is not valid.

The provisions of these Articles of Association add to and supersede the provisions stipulated in the Companies Law. In any event that a provision of these Articles of Association contravenes what is permitted according to law, the provisions of these Articles of Association will be interpreted as much as possible in accordance with the provisions of the law.

2.	Private Company

The Company is a private company.

3.	Donations

The Company is entitled to donate donations even if the donation is not within business considerations.

4.	Objectives of the Company

The Company shall engage in any legal business.

5.	Limitation of Liability

The liability of the shareholders in the Company is limited, each one to the full payment of the amount he undertook to pay for the shares allotted to him at the time of the allotment.

6.	Amending the Articles of Association

6.1.
Unless otherwise provided in relation to a particular provision of these Articles of Association the Company may amend any provision of these Articles of Association or replace it with another provision by a resolution adopted at the General Meeting with a simple majority of the shareholders entitled to vote and who voted themselves.

6.2.
Notwithstanding the provisions of section 6.1, where a provision of these Articles of Association determines any majority required for a resolution of the Board of Directors or of the General Meeting, this provision may not be modified or amended except by a resolution adopted at the Board of Directors or the General Meeting, as applicable, with the majority stipulated in that provision.

Second Chapter – Share Capital of the Company

7.	The Share Capital

7.1.
The registered share capital of the Company is NIS 3,900,00 divided into 6,000,000 ordinary shares of a par value of NIS 0.65 each (hereinafter: “Share”, “Ordinary Share”, “Shares”, or “Ordinary Shares”, as applicable). Each share confers the right to receive invitations, to participate and to vote in the General Meetings. A shareholder will have one vote for each share he owns. All shares have equal rights between them with regard to the amounts of capital that were paid or were credited as paid for them, with respect to dividends, distribution of bonus shares and any other distribution, to a refund of the capital and to participation in the distribution of the surplus of the Company’s assets upon liquidation.

7.2.	The provisions of these Articles of Association regarding shares, shall apply also to other securities which the Company shall issue, mutatis mutandis.

8.	Issuing Shares and other Securities.

8.1.	Offer to the Public

The Company will not offer securities or bonds to the public.

8.2.	The Number of Shareholders in the Company

The number of shareholders in the Company will not exceed 50. The count of the shareholders will be as provided in the Companies Law.

8.3.	Redeemable Securities

The Board of Directors of the Company may issue redeemable securities, with rights and subject to conditions as shall be determined by the Board of Directors.

9.	Register of Shareholders of the Company and Issuing Share Certificates

9.1.
The Company’s secretary or whoever was appointed for this by the Board of Directors shall be responsible for administering a Register of Shareholders. A shareholder is entitled to receive from the Company, free of charge, within two months after the allotment or registration of the transfer (unless the allotment conditions determine a different period) one certificate or a number of certificates, according to the Company’s decision, regarding all the shares of a specific class registered in his name, which shall specify the number of shares, the class of shares (is existing) and any other additional detail which is important according to the opinion of the Board of Directors. In the event of a jointly held share, the Company shall not be required to issue more than one certificate for the joint holders, and delivering such certificate to one of the joint holders shall be considered as if it was delivered to all of them.

9.2.	The Board of Directors may close the Register of Shareholders for a total period of 30 days each year.

9.3.
Each certificate shall be stamped with a Company seal or stamp or its printed name and it shall bear the signatures of one director and the Company’s secretary, or of two directors or any other person that was appointed by the Board of Directors for this purpose.

9.4.
The Company is entitled to issue a new certificate in the place of a certificate that was issued and lost or ruined or destroyed, based on proof and guarantees as shall be required by the Company, and after payment of any amount that will be determined by the Board of Directors and the Company is entitled in accordance with a decision of the Board of Directors to replace existing certificates with new certificates without payment and subject to the terms to be determined by the Board of Directors.

9.5.
When two people or more are registered as joint shareholders, each one is entitled to confirm the receipt of dividends or other payments with respect to such share and his confirmation shall bind all the holders of the share.

9.6.
The Company is entitled to recognize a shareholder as a trustee, and to issue share certificates in the name of the trustee, provided the trustee notified the Company regarding the identity of the beneficiary of the trust. The Company shall not be required to recognize the right based on the rules of equity or a conditional right, or a right in the future, or a partial right in a share, or any other right with respect to a share, except for the absolute right of the registered shareholder of each share, unless this is based on a judicial decision or according to the requirements of any law.

10.	Transfer of Shares in the Company

10.1.
The shares in the Company are transferable subject to the approval of the Board of Directors. Notwithstanding the aforesaid, an approval of the Board of Directors to transfer shares to a receiver or trustee to realize a pledge on the Company’s shares or to the purchaser of the shares in a realization proceeding as mentioned, is not required provided that the Company’s Board of Directors approved the pledge of the shares.

10.2.
A transfer of shares shall not be registered unless a transfer document of the shares has been submitted to the Company (hereinafter: “Transfer Document”). The Transfer Document shall be in the following form or similar form as much as possible or in a different form that will be approved by the Board of Directors.

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Transfer Certificate

I,  _______________, I.D./corporate number ____________ (hereinafter: the “Transferor”) from ___________ transfer to ___________ I.D./corporate number _______________ (hereinafter: the “Transferee”) from _____________in consideration of the sum of NIS ___________ which has been paid to me ______________ shares ________________ , marked by the numbers ______ until ________ inclusive of  ___________ Ltd., (hereinafter: the “Company”), and they shall be held by the Transferee, his executors, , guardians and those on his behalf, according to the conditions according to which I held the share at the time I signed this document, and I the Transferee, do hereby agree to receive the said shares subject to the above mentioned conditions and subject to the Articles of Association of the Company, as shall be from time to time.

In witness whereof we hereby signed on the _ day of the month_______,  year_____

The Transferor Name:____________ Signature: _________ Witness of the Transferor’s Signature Name:____________, Adv. Signature: ____________	The Transferee Name:_____________ Signature: __________ Witness of the Transferee’s Signature Name:_____________, Adv. Signature: ___________

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10.3.
The transfer of shares which are not fully paid, or shares on which the Company has a lien or pledge, shall not be valid unless approved by the Board of Directors which may, according to its complete discretion refuse to register such transfer, without giving any reason for such refusal.

10.4.
The Board of Directors is entitled to refuse to transfer shares and the Board of Directors is entitled to set a condition for the transfer of shares by an undertaking of the Transferee, to the extent and in a manner as shall be determined by the Board of Directors, to pay the Transferor’s obligations for the shares or his obligations for which the Company has a lien or pledge on the shares.

10.5.	The Transferor shall continue to be considered the shareholder of the transferred shares until the name of the Transferee shall be registered in the Register of Shareholders of the Company.

10.6.
The transfer document shall be submitted to the office for registration, including the certificates in which the shares are registered, which are to be transferred (if issued) and any other proof which the Company shall demand regarding the ownership right of the Transferor in the shares or his right to transfer them.  The transfer documents will remain with the Company. The Company will not be required to keep the transfer documents and the share certificates that were canceled.

10.7.
A shareholder who jointly holds a share with others who wishes to transfer his rights in a share but does not hold a share certificate, shall not be required to attach the share certificate to the transfer document provided that the transfer document shall mentioned that the transferor does not hold the share certificate for the respective share whose right in it is being transferred and that the transferred share is held jointly with others, including their details.

10.8.	The Company may demand payment of a fee for registering the transfer by an amount or rate that will be determined by the Board of Directors from time to time.

10.9.
Upon the death of a shareholder the Company shall recognize the guardians or executors, administrators of the will, and if these do not exist, the legal heirs of the shareholder as the only holders of rights to the shares of the shareholder, and this is after his entitlement to this has been proven, as shall be determined by the Board of Directors.

10.10.
In the event of the death of a shareholder who held shares jointly with others, the Company shall recognize the one that remained alive as the shareholder regarding the said shares, unless all the joint shareholders of the share notified the Company in writing before the death of any of them of their wish that the provisions of this article shall not apply, however this shall not exempt the estate of the joint holder of the share from any obligation he would have owed had he not died.

10.11.
A person acquiring a right to shares due to him being guardian, executor, heir of such shareholder, receiver, liquidator or trustee in bankruptcy proceedings of such shareholder or in accordance with any other law, may, when providing proof regarding his right, as the Board of Directors shall require, be registered as the shareholder or transfer them to another person, subject to the provisions of these Articles with respect to such transfer.

10.12.
A person acquiring a right to a share as a result of its transfer by law, shall be entitled to dividends and other rights in respect of the share and he shall be entitled to receive and to give receipts for dividends or other payments paid in connection with such share, however he shall not be entitled to receive notices regarding General Meetings of the Company,(to the extent that such right exists) and to participate or vote in them in connection with such share or to use any right, which is conferred by such share, except for the aforesaid, until after he has been registered in the Register of Shareholders.

11.	Pledge on Shares

11.1.
The Company shall have a first pledge and lien on all shares which have not been fully paid up, which are registered in the name of each shareholder, and on the consideration from their sale, with respect to monies (whether or not their due date has actually arrived or not), for which payment thereof has already been called or that are about to be paid at a set time for these shares.

Furthermore, the Company shall have a first pledge and lien on all the shares (except for shares that have been fully paid) registered in the name of each shareholder to ensure the monies due from him or from his assets, whether these are his own debts or joint debts with others.

This said pledge shall also apply to the dividends that have been declared from time to time with respect to such shares.

11.2.
For the realization of the pledge and lien, the Board of Directors may sell the shares, to which the pledge applies, or any part thereof, as they shall see fit. Such sale shall not be made until after a written notice has been delivered to these shareholders regarding the Company’s intention to sell the shares, and the amounts have not been paid within fourteen days after the notice.  The net consideration from each such sale, after payment of expenses of the sale, shall be used for settling the debts or liabilities of such shareholder and the balance (if any) shall be paid to the shareholder.

If shares have been sold for the purpose of realizing a pledge or lien supposedly using the powers conferred above, the Board of Directors may register these shares in the Register of Shareholders in the name of the purchaser, and the purchaser will not have to check the legality of the actions or the manner in which the purchase price is used. After the said shares have been registered in the Register of Shareholders in the name of the purchaser, no one will not have the right to appeal the validity of the sale.

Third Chapter – General Meetings

12.	Annual and Special General Meetings and Class Meetings

12.1.	Annual Meetings

12.1.1.	An annual meeting will be held at the registered offices of the Company, unless otherwise determined by the Board of Directors.

12.1.2.	The Company may not hold an annual meeting, except to the extent necessary for the appointment of an auditor.

12.2.	Shortening the Duration of the Notice of Convening a General Meeting

A meeting may be convened by a shorter notice than prescribed in the Companies Law, if the consent of all shareholders entitled at that time to receive notices has been given. Consent as aforesaid may be given in writing retroactively, even after the meeting has taken place.

12.3.	Not Attaching Financial Statements

The Company’s financial statements will not be attached to the notice of convening an annual meeting, however they can be viewed in the 7 days prior to the annual meeting at the Company’s registered office during normal business hours, or elsewhere and at other times if this was mentioned in the notice.

13.	Voting of Shareholders

13.1.	Written Resolution

Subject to the provisions of any law, a valid resolution shall be - any written resolution, signed by all the holders of the Company’s issued shares at the time of adopting the resolution which entitle their owners to attend and vote at General Meetings of the Company, or of the class of shares to which the resolution relates, as applicable, and it will be valid for any purpose and matter as a resolution that was adopted in the Company’s General Meeting or of that class of shareholders, as applicable, which was duly summoned and convened for the purpose of adopting such resolution.

Such resolution can be included in a number of documents in the same wording, each of which is signed by one shareholder or by several shareholders.

13.2.	The Record Date for Participation and Voting

The shareholders entitled to participate and vote at that General Meeting will be the shareholders registered in the Register of Shareholders of the Company at the time of the meeting or as determined in the notice of convening the meeting.

13.3.	A Debtor’s Right to Participate and Vote in Respect of Shares

 A shareholder shall not be entitled to participate and vote at any General Meeting or to be considered in the count of those present, as long as he owes the Company payment called for the shares held by him, unless the terms of the issuance of the shares provide otherwise.

13.4.	Voting by an Incompetent Person

An incompetent person may vote only by a trustee, natural guardian, or other legal guardian. These people may vote by themselves or by proxy.

13.5.	Voting by Joint Holders of a Share

Where two or more shareholders are joint shareholders in a share, one of them shall vote, either by himself or by proxy. If more than one partner shall wish to participate in the vote the first partner only will be able to vote. For this purpose, the first partner will be considered, the person whose name is first registered in the Register of Shareholders.

13.6.	Fault

An immaterial fault in the convening or conducting of the General Meeting, including a fault resulting from non-compliance with a provision or condition set forth in the law or the Company’s Articles of Association, including with respect to the manner of convening or conducting the General Meeting, shall not invalidate any resolution adopted at the General Meeting and it will not prejudice the discussions held in it.

14.	The Appointment of a Proxy to Vote

14.1.	Voting by Proxy

A shareholder registered in the Register of Shareholders is entitled to appoint a proxy to participate and vote in his place, whether in a specific General Meeting or generally in the General Meetings of the Company in general, provided the authorization document of the appointment of the proxy has been delivered to the Company at least two business days before the time of the General Meeting. A proxy is not required to be a shareholder in the Company.

If the authorization document is not for a specific General Meeting, then the authorization document that was deposited before one General Meeting shall be in force also for other General Meetings after it.

The aforesaid shall also apply to a shareholder that is a corporation, which appoints a person to participate and vote in its place in the General Meeting.

14.2.	Wording of the Authorization Document

The authorization document shall be signed by the shareholder or a person authorized to do so in writing, and if the appointor is a corporation it shall sign in a manner binding the corporation. The Company is entitled to demand to receive a written authorization to its satisfaction regarding the power of the signatories to bind the corporation. The authorization document shall be worded in the following form. The secretary of the Company or the Board of Directors of the Company shall be entitled, at its discretion, to accept a modified version of the authorization document, provided the modifications are not material. The Company shall only an original authorization document or a copy thereof, provided it shall be certified by a notary or a lawyer licensed to practice in Israel.

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Authorization Document

To [name of the Company Address of Company] Dear Sirs,	date: _________

Re: The Annual/Special General Meeting of ______ (the “Company”) which be held on the day __________________ (the “Meeting”).
I the undersigned, _____________ ID number/ registration number _______________, of _______________, being a shareholder of ____________________ (*) ordinary shares hereby appoint ____________________ ID number (**) ___________  and/or ___________ ID  number _____________ and/or _______________ I.D. number _______________ to participate and vote in my name and on my behalf at the meeting referred to above or at any adjourned meeting of the said meeting of the Company/at any General Meeting of the Company, until I notify you otherwise.
____________________
Signature

_________________________________
(*)
A registered shareholder can grant a number of authorization documents, each one of them relating to a different number of Company shares held by him, provided he shall not give authorization documents for a number of shares larger than the amount held by him.

(**)	In the event a proxy does not hold an Israel identity card, his passport number must be mentioned and the country granting the passport.

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14.3.
The Validity of an Authorization Document- Voting according to an authorization document shall be legal eve if the appointor previously passed away, became incompetent or bankrupt, or in the case of a corporation – it liquidated, or he canceled the authorization document or transferred the share in respect of which it was given, unless a written notice was received at the Company’s offices before the meeting that such an event has occurred.

14.4.
Disqualification of an Authorization Document- Subject to the provisions of the law, the Company’s secretary shall be authorized, according to his discretion, to disqualify authorization documents if there is reasonable concern that they are forged or that were given by virtue of shares which gave other authorization documents by their virtue.

Fourth Chapter – the Board of Directors

15.	The Appointment of Directors and the Termination of their Office

15.1.
Number of Directors - The number of directors in the Company shall be not less than one (1) and not more than five (5), unless it was decided otherwise by the General Meeting. In the event that the Board of Directors consists of only one director, the provisions of these Articles of Association shall change accordingly that naturally relate to a Board of Directors that consists of two directors and more.

15.2.
Appointing directors at a special meeting - A special meeting of the Company may appoint directors to the Company in place of directors whose term of office has been terminated and, in any case, where the number of the members of the Board of Directors has decreased from the minimum set in the Articles of Association or by the General Meeting. Such appointment shall be valid until the next annual meeting, unless it is determined otherwise in the appointment decision.

15.3.
 Appointment of directors by the Board of Directors - The directors have the right, at any time, in a resolution that was approved by a majority of the directors in the company to appoint any person as a director subject to the maximum number of directors stipulated in these articles, whether to fill a vacancy or as an addition to the Board of Directors and to terminate his term of office. Any director so appointed shall serve until the next annual meeting and may be re-elected, unless his term of office has been terminated by the Board of Directors or by the General Meeting.

15.4.
 Validity of the appointment - The elected directors shall take office starting from the end of the General Meeting at which they were elected or at the time of their appointment by the Board of Directors as stated in section 15.3 above, as applicable, unless a later date is set in the decision on their appointments.

15.5.
Substitute director - A director may from time to time appoint for himself a substitute director (hereinafter: “Substitute Director”), dismiss such Substitute Director, and also appoint another Substitute Director in place of any Substitute Director whose office has been vacated for any reason, whether for a specific meeting or permanently. A director may appoint as a Substitute Director a person who serves as a director or as a Substitute Director.

15.6.
 Implications of the termination of the term of office of a director on the actions of the Board of Directors – In the event that the office of a director becomes vacant, the remaining directors will be entitled to continue to act as long as the number of directors remaining does not fall below the minimum number of directors set by the Articles of Association or by the General Meeting.

In the event that the number of directors has become less than the aforesaid, the remaining directors will be entitled to act solely to convene a General Meeting of the Company.

15.7.
Convening a meeting by means of communication - In a meeting that took place through the use of any means of communication, it is sufficient that all the directors entitled to participate in the discussion and in the vote will participate in the meeting.

16.	Chairman of the Board of Directors

Appointment- In the appointment resolution the period in which he will serve. If not determined otherwise in the appointment resolution, the Chairman shall serve until another one is elected in his place or until he ceased to serve as director, whichever is earlier. If the Chairman of the Board of Directors has ceased to serve as a director in the Company, the Board of Directors shall elect a new chairman, in the first meeting of the Board of Directors that shall be held afterwards.

17.	The Directors’ Actions

17.1.
Summoning a Meeting of the Board of Directors - Any notice regarding a meeting of the Board of Directors can be given orally or in writing provided that notice shall be given at least two business days prior to the time scheduled for the meeting, unless all member of the Board of Directors or their substitutes or their attorneys have agreed to a shorter notice. Such notice shall be delivered in writing by facsimile, by electronic mail or by other means of communications all to the address or the facsimile number or the electronic mail address or the address to which notices may be sent by other means of communications, as applicable, that the director gave upon his appointment, or by written notice to the Company afterwards.

17.2.
The Validity of the Board of Directors’ Actions in the Event of a Disqualified Director - All actions done in good faith at any meeting of the Board of Directors or of a committee of the Board of Directors or by any person acting as a director shall be valid, even if it shall be discovered afterwards that the appointment of such director or acting person was faulty or such a person acting as said above or any other them were disqualified, as if such person was lawfully appointed and was competent to serve as director.

Fifth Chapter- Officers in the Company (who are not Directors), Auditing Accountant

18.	Appointing Officers and other Position Holders

The general manager (or the CEO) will appoint and dismiss officers in the Company except for directors and a general manager, and it will determine the terms of their employment, unless it is determined otherwise by the Board of Directors.

The Board of Directors may decide that additional officers shall be appointed and dismissed by it, whether in general or in a particular case. In such a case, the Board of Directors will appoint the position holder, define his role and powers, as well as determine his salary and working conditions.

19.	Secretary

The Board of Directors may appoint a secretary to the Company, under such terms as it deems appropriate, and appoint a deputy secretary and determine the areas of their duties and powers. If a secretary was not appointed to the Company, the general manager, or whoever he authorizes, and in the absence of a general manager, whoever is authorized to do so by the Board of Directors, will perform the duties assigned to the secretary according to any law, according to these Articles of Association and according to the decision of the Board of Directors.

The company secretary will be responsible for all the documents that will be kept in the Company’s registered office and will administer the records that the Company administers according to law.

20.	Auditing Accountant

Subject to the provisions of the Companies Law the General Meeting may appoint an auditor for a period of over a year as shall be decided by the General Meeting.

The Board of Directors shall determine the remuneration of the auditor of the Company for an auditing action and his remuneration for the additional services that are not an auditing action, unless decided otherwise by the General Meeting of the Company.

Sixth Chapter – Maintaining the Company’s Share Capital and its Distribution

21.	Dividends and Bonus Shares

21.1.	The Right to Dividends and Bonus Shares

21.1.1.
A dividend or bonus share shall be distributed to whoever is registered in the Register of Shareholders of the Company at the time of the resolution regarding the distribution or at a different time that shall be decided in that same resolution (hereinafter the “Record Date”).

21.1.2.
All the dividends and bonus shares on shares that were not fully paid within any period for which the dividends are paid or the bonus shares are distributed, will be distributed in proportion to amounts that were paid or credited as paid on the par value of these shares value during any part of the said period (Pro Rata Temporis).

21.2.	Payment of the Dividend

21.2.1.	The Method of Payment

If other instructions were not given in the resolution to distribute dividends, it shall be permitted to pay each dividend after deducting the tax required according to any law by a check payable to the beneficiary only which shall be sent by registered mail according to the registered address of the shareholder entitled to it, or by bank transfer. Any check as mentioned shall be drawn up to the order of the person to whom it is sent. Actual dividends shall be distributed as shall be determined in distribution resolution.

In the event of registered joint holders, the check shall be sent to the same shareholder whose name is registered first in the Register of Shareholders with respect to the joint ownership.

Sending a check to a person, who at the record date is registered in the Register of Shareholders as the holder of a share, or in the event of joint holders – to one of the joint holders, shall serve as a release regarding all the payments made with respect to such share.

The Company is entitled to decide not to send a check under a specific amount, and the dividend amounts that were supposed to be paid shall be regarded as a dividend which was not claimed.

The Company is entitled to offset from a dividend amount to which a shareholder is entitled any debt of the shareholder to the Company, whether the due date has arrived or not.

21.2.2.	Unclaimed Dividend

The Board of Directors is entitled to invest any amount of dividend which was not claimed for the duration of one year after it was declared or to use it in another manner for the benefit of the Company until it is claimed. The Company shall not be required to pay interest or linkage for a dividend which was not claimed.

21.3.	Profits Capitalization Method and the Distribution of Bonus Shares

21.3.1.	Funds

The Board of Directors may, at its discretion, deposit into special funds any amount of the Company’s profits, or from an estimation of its assets, or a relative part in the estimated assets of companies that are affiliated to it and to determine the purpose of these funds. The Board of Directors may also cancel such funds.

21.3.2.	Distribution of Bonus Shares

For the purpose of distributing bonus shares the Board of Directors may settle any difficulty as it sees fit, which may arise and to make adjustments, including to decide that fractional shares shall not be distributed, to issue certificates for an accumulated amount of fractional shares and to sell the fractions and to pay their consideration to those entitled to receive the fractional bonus shares and to decide that payment in cash shall be paid to the shareholders, or that fractures with a value of less than an amount to be determined (and if it is not determined then whose amounts is less than 50 NIS) shall not be taken into account in order to make such adjustments as mentioned above.

Chapter Seven –Indemnification and Insurance of Officers

22.	Exemption of Officers

The Company may exempt an officer retroactively from his liability, all or in part, due to damage as a result of a breach of a duty of care towards it at the maximum extent permitted according to any law.

23.	Indemnification of Officers

23.1.	The Company may indemnify its officers to the maximum extent permitted by any law. Without derogating from the generality of the aforesaid, the provisions hereafter shall apply.

23.2.
 The Company may indemnify an officer in it due to an obligation or expense imposed on him or incurred by him as a result of an action, he performed by virtue of him being an officer in it, as set forth hereafter:

23.2.1.	A financial liability imposed on him in favor of another person according to a judgment, including a judgment rendered in a settlement or an arbitral award approved by a court.

23.2.2.	Payment to a victim of a violation as stated in section 52 54 (a) (1) (a) of the Securities Law, 5728- 1968 (hereinafter: "Victim of a Violation").

23.2.3.
Reasonable litigation expenses, including attorney’s fees, incurred by the officer due to an investigation or proceeding conducted against him by the authority authorized to conduct an investigation or proceeding, and which ended without an indictment being filed against him and without a financial liability being imposed on him as an alternative to a criminal proceeding, or which ended without an indictment being filed against him but with the imposition of a financial liability an alternative to a criminal proceeding in an offense that does not require proof of mens rea or that he incurred in connection with a monetary sanction.

23.2.4.	Expenses that he incurred in connection with an administrative proceeding that was conducted in his case, including reasonable litigation expenses, including legal fees.

23.2.5.
Reasonable litigation expenses, including attorney’s fees, incurred by the officer or charged by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or a criminal charge from which he was acquitted, or a criminal charge for which he was convicted for an offense that does not require proof of mens rea.

23.2.6.	Any liability or other expense for which it is permitted or it will be permitted according to law to indemnify an officer.

23.3.	Indemnification in Advance

The Company may give an undertaking in advance to indemnify an officer in it due to liability or an expense as set forth in section 23.2.1. above, provided that the undertaking to indemnify is limited to events which in the opinion of the Board of Directors are expected in light of the Company's actual activity when granting the undertaking to indemnify and to the amount or criterion that the Board of Directors has determined are reasonable in the circumstances of the matter, and that in the undertaking to indemnify the events which in the opinion of the board of directors are foreseeable on light of the company’s actual activities when giving the undertaking to indemnify will be mentioned and the amount and the criteria which the board of directors determined to be reasonable in the circumstances of the matter. Furthermore, the company may give an advance undertaking to indemnify an officer in it due to liabilities or an expense as specified in sections 23.2.2- 23.2.6 above.

23.4.	Retroactive Indemnification

The Company may indemnify an officer of the Company retroactively.

24.	Insurance of Officers

24.1.
The Company may insure an officer of the Company to the maximum extent allowed according to any law. Without derogating from the generality of the aforesaid, the Company may enter into an insurance contract for insuring the liability of an officer in the Company due to an obligation that will be imposed on him following an action he performed by virtue of his position as an officer in the Company, and each of the following:

24.2.	A breach of the duty of care towards the Company or towards another person;

24.3.	A breach of the duty of trust towards the Company, provided that the officer acted in good faith and had a reasonable basis to assume that the action would not harm the Company’s interests.

24.4.	Payment to a victim of a breach;

24.5.
Expenses he incurred in connection with an administrative proceeding conducted in his case and/or in connection with a monetary sanction, including reasonable litigation expenses, including legal fees.

24.6.	A monetary liability imposed on him in favor of another person.

24.7.	Any other event for which it is permitted or it will be permitted according to law to insure the liability of an officer.

25.	Exemption, Indemnification and Insurance – General

25.1.
The provisions with respect to exemption, indemnification and insurance, do not intend to and will not limit the Company in any way in its engagement in a contract for exemption, insurance or indemnification of those set forth hereafter:

25.1.1.	Those who are not officers of the Company, including employees, contractors or consultants of the Company, who are not officers of the Company;

25.1.2.
Officers in other companies. The Company shall be entitled to enter into a contract for the exemption, indemnification and insurance of officers in companies under its control, related companies or other companies in which it has any interest, to the maximum extent permitted by any law, and the provisions above regarding the exemption, indemnification and insurance of officers of the Company shall apply to this matter, mutatis mutandis.

25.2.
It is clarified that in this chapter, an undertaking in relation to an exemption, indemnification and insurance as mentioned for an officer may be valid even after the officer ceases to hold office in the Company.

Eighth Chapter – Merger, Liquidation, Reorganization of the Company

26.	Merger

Notwithstanding the provisions of the Companies Law, the majority required for approval of a merger by the General Meeting, or a class meeting shall be a majority of at least 75% of the votes of shareholders entitled to vote and who have voted themselves. Any change or amendment of this section shall be subject to a resolution of the General Meeting by the same majority as set forth above in this section.

27.	Forced Purchase

Notwithstanding the provisions of the Companies Law, the proportion of shares whose holders must agree to an offer to purchase shares in the Company will be 90% of the shares to be transferred. Any change or amendment of this section shall be subject to a resolution of the General Meeting by the same majority as set forth above in this section.

28.	Liquidation

28.1.
If the Company is liquidated, voluntarily or otherwise, the liquidator may, with the approval of a General Meeting, divide among the shareholders parts of the Company’s property, and he may, with a similar approval, deposit any part of the Company’s property in the hands of trustees in favor of the shareholders as the liquidator with the approval mentioned above shall deem fit.

28.2.
Subject to special rights of shares, if shares have been issued with special rights, the Company’s shares have equal rights with respect to the amounts of capital paid or credited as paid on the par value of the shares, in respect of the return of the capital and participation in the distribution of the Company’s surplus assets upon liquidation.

29.	Reorganization of the Company

29.1.
When selling the property of the Company, the Board of Directors, or the liquidators (in the case of liquidation), if permitted to do so in a resolution adopted by the General Meeting of the Company, may receive shares paid in full or in part, bonds or securities of another company, Israeli or foreign, whether incorporated or about to be incorporated for purchasing the Company’s property, or part thereof, and the directors (if the Company’s profits allow this) or the liquidators (in the event of a liquidation), may distribute among the shareholders the shares or securities mentioned above or any other property of the Company without realizing them or depositing them with trustees for the shareholders. Any change or amendment of this section requires a resolution of the General Meeting by the same majority as set forth above in this section.

29.2.
The General Meeting may, in a resolution adopted by the General Meeting of the Company by a simple majority, decide on the valuation of the securities or property mentioned above at the same price and in the same manner as the General Meeting shall decide, and all shareholders shall be required to accept any valuation or division that was permitted as mentioned above and to waive their rights in this matter, except, in the event that the Company is about to be liquidated or is in the process of liquidation, those legal rights (if any) which according to the provisions of the law may not be changed or objected to. Any change or amendment of this section requires the decision of the General Meeting by the same majority as set forth above in this section.

Ninth Chapter – Miscellaneous

30.	Notices

30.1.
A notice or any other document may be delivered by the Company to any shareholder appearing in the Company’s Register of Shareholders, either in person or by delivery by registered mail addressed to that shareholder’s registered address in the Register of Shareholders or according that same address that the shareholder gave in writing to the Company as an address for delivering notices.

30.2.
All the notices to be given to the shareholders shall be given in respect of the shares whose holders are joint holders, to the same person whose name is first mentioned in the Register of Shareholders and any notice given in this way shall be deemed to be sufficient notice to all the joint shareholders.

30.3.
Any notice or other document that has been delivered or sent to a shareholder in accordance with these Articles of Association shall be deemed to have been delivered and sent in respect of all shares held by him (whether in respect of shares held by him alone or by him in partnership with others), even if that same shareholder passed away at that time or went bankrupt, or an order was granted to liquidate the shareholder, or a trustee or liquidator or receiver was appointed for his shares (whether the Company knew about it or not), until another person will be registered in the Register of Shareholders in his place as holding them, and delivery of a notice or document as mentioned shall be deemed to be sufficient delivery to any person who has a right in these shares.

30.4.
Any notice or other document that was sent by the Company by mail according to an address in Israel will be considered as if it was delivered within 48 hours from the date the letter containing the notice or the document was delivered to the post office, or within 96 hours in the event that the address is abroad, and when proving the delivery, it will be sufficient to prove that the letter containing the message or document is addressed to the correct address and was delivered to the post office.

30.5.
An accidental omission in giving notice of a General Meeting to any shareholder or failure to receive notice of a meeting or other notice by any shareholder shall not result in the cancellation of a resolution adopted at that meeting or the cancellation of proceedings based on that notice.

30.6.
Any shareholder and any member of the Board of Directors may waive his right to receive a notice or his right to receive notice at a particular time and may agree that a General Meeting of the Company or a meeting of the Board of Directors, as applicable will convene and take place even though he did not receive notice about it, or the notice was not received by him at the time required.

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